EXHIBIT 99.2

VASCO Data Security International, Inc.

Transcript of the July 24, 2008 Earnings Conference Call

CORPORATE PARTICIPANTS

Ken Hunt

VASCO Data Security International Inc. - Founder, Chairman, CEO

Jan Valcke

VASCO Data Security International Inc. - President, COO

Cliff Bown

VASCO Data Security International Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Daniel Ives

Friedman, Billings, Ramsey Group, Inc. - Analyst

Robert Breza

RBC Capital Markets - Analyst

Jonathan Ruykhaver

ThinkPanmure LLC - Analyst

Brian Freed

Morgan Keegan - Analyst

Nick Andrews

Lazard Capital Markets - Analyst

Sean Jackson

Avondale Partners - Analyst

Ed Ching

Brailey - Analyst

Andrew Abrams

Avian Securities - Analyst

Fred Ziegel

Soleil Securities - Analyst

Scott Zeller

Needham and Company - Analyst

PRESENTATION

Operator

Good morning and welcome to the VASCO Data Security International Inc., Second Quarter 2008 Earnings Conference Call. It is now my pleasure to introduce your host, T. Kendall Hunt, Founder, Chairman, and CEO. Sir, you may begin.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Thank you. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I’m the Chairman, Founder, and CEO of VASCO Data Security International Inc. On the call with me today are Jan Valcke our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we’re going to review the results for the second quarter of 2008. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I’d like to address revenue for second quarter 2008. Revenues for the second quarter were $35.4 million, an increase of 9% over second quarter of 2007. It was also our 22nd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was 72% of revenue and our operating income was 25.5% of revenue.

There were several points worthy of note in the second quarter. First and most apparent is the fact that the reported revenues were the best in the Company’s history. Second, our deferred revenues increased approximately $1.5 million during the quarter. The majority of that increase reflects revenues for additional product that was shipped in the second quarter where the revenue will be realized over the life of the contract with our customer.

Third is the fact that we experienced strong order intake or bookings, much of which occurred in May and June. As you know, the hardware components of our authentication offerings are often custom manufactured, incorporating our customer’s corporate color and logo. This means that they are not sitting on a shelf waiting to be delivered. However, with VASCO’s very flexible and capable manufacturing partners, we were able to respond quickly to the surge of orders and will be recording a major portion of these revenues in July of the current quarter.

New accounts sold on the second quarter continued at a very high level. During the quarter we sold an additional 516 new accounts including 79 new banks and 437 new enterprise security customers. This compares to the year earlier quarter in which we sold 113 new banks and 518 new enterprise security customers.

We now have approximately 1,150 banks and 6,500 enterprise security customers in more than 100 countries. In addition to banking, our customers include corporations, Internet companies, and federal, state, and local governments.

Some of the highlights for Q2 2008 include Banco Itau in Brazil chose VASCO to secure more than 1.6 million end users with VACMAN controller and DIGIPASS Go 3. Independent Bankers Bank in the US chose VASCO to secure its online banking with VACMAN controller and DIGIPASS Go 6. Mizuho Bank of Japan, and Intesa Sanpaolo, Italy, and Banco Itau, Brazil, received VASCO’s Market Vision Award.

We launched our retail store to offer VASCO products directly to end-users. We announced DIGIPASS for SonicWall SSL VPN to secure EMEA corporations. VASCO opened it’s subsidiary in Mumbai, India. VASCO expanded its US channel partner program. And last, VASCO was ranked fifth in Fortune’s Small Business Top 100 and 14th in BusinessWeek’s Hot Growth Companies Top 50. VASCO’s gaining more recognition as a leader in the strong authentication area as evidenced by the BusinessWeek and Fortune rankings.

Currently, VASCO’s image is that of a leading provider of one-time password authentication to the financial sector. This is gratifying but not necessarily accurate. We’re also making significant progress across a wide variety of online and Internet based transactions and applications. And it’s not just for securing financial transactions. It’s securing patient medical records, it’s securing citizens’ government Ids, it’s securing student records, it’s securing Internet gamers valuable characters. We can talk more about this in the Q&A session.

We are establishing and expanding our brand with our full option all-terrain authentication strategy. VASCO combines all of its authentication products, solutions, and services on one and unique platform — VACMAN controller. Our server family consists of VACMAN controller, Identikey for the companies that want a full authentication server, and aXs GUARD as an authentication appliance for smaller corporations who want plug and play authentication.

We are seeing a growing interest in our other authentication functionalities such as e-signatures. Globally, man-in-the-middle attacks are on the rise. E-signatures are a perfect tool to counter man-in-the-middle security threats. Currently we have several million end-users utilizing our e-signature technology. We expect that this trend will continue and even accelerate even in the United States.

With over 6,500 global customer references, we are well established in the enterprise security sector. The market and our competitors will be seeing a lot more of VASCO in this area.

As a conclusion, we can state that VASCO offers the broadest range of strong authentication solutions in the sector for every application and for any company or institution. Our business outlook and performance remain strong on a global scale.

At this time I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke - VASCO Data Security International Inc. - President, COO

Thank you, Ken. Ladies and gentlemen, we come to you to be pleased with the performance of VASCO in the area of products market and certainly its skilled and motivated people. Based upon more and more Internet based applications, and the inherent risk of fraud, we are seeing some important evolutions in the use of VASCO’s products and solutions.

As Ken said, all over the world the threat of man-in-the-middle attacks is growing. Man-in-the-middle are lurking on the Internet and trying to hijack your transaction. This fraud scheme jeopardizes the entire e-banking and e-commerce sector. VASCO offers the solution to disarm the man-in-the-middle with its e-signatures.

Globally we see that the interest in our soft and hardware e-signature solutions is growing quickly, both with existing and new customers. Our server family, VACMAN, Identikey, and aXs GUARD give us a kind of reach we never had before. From now on, any company, from the smallest SME to the largest multi-national can use the full array of VASCO dedication solutions. Our server approach works and we see attraction for our new server models both in the direct business and in the channel.

We keep investing strongly in the success of our software product range. As you know, software sales contribute substantially to our margin. We see some very encouraging signs from different application-driven niches.

Our markets are evolving positively. Our banking market is doing well on a worldwide scale. Our push into enterprise security is proving to be successful, creating high value and recurrent revenue. This has a very positive influence on our business mix, hence our high gross margins this quarter. In addition, we see very encouraging signs in a number of geographical markets in the e-gaming, e-government, e-health, and e-education verticals. The fact that we keep expanding our worldwide presence with offices and people allow us to grab such opportunities directly.

We have detected some important global market trends, which will allow us to sustain our growth in the longer-term. The first one — going mobile. On the client side, the revolution in the mobile road is continuing. PDAs and SmartPhones get more and more processing power. Mobile Internet connections are becoming faster. This leads to the birth of new expectations. Users expect to be able to connect wherever they are. This also leads to new applications such as mobile banking, mobile gaming, mobile commerce, et cetera, et cetera. With a strong software authentication offering at the client side, VASCO is well positioned to benefit from this evolution.

Number two, the infrastructure. The secure infrastructure. Ever more people are accessing the Internet and its applications via unsecured open devices such as public PCs, digital TV, mobile phones, and much more. These tools are very vulnerable to outside threats and fraud schemes. As a result, the application and infrastructure providers are obliged to harness their system in order to protect their heavy investments in this new business channel. Again, VASCO with its mature and market-leading server offering is well positioned to benefit from this evolution.

Number three, the virtual life. The success of so-called virtual life programs is growing every day. People invest incredible high amounts of time, energy, and money in order to nurture their avatar and raise it properly. In a number of cases, avatars get kidnapped or stolen. Users can buy their avatars back by paying ransoms. Or they have to start all over again. Such emerging fraud cases can damage the entire virtual life industry. Luckily a number of visionary companies are aware of this danger and have already acted. With its vast experience and cutting edge authentication solution, VASCO is well positioned to benefit from this evolution.

Our long-term investment in solutions, markets, and infrastructure will allow VASCO to speed up its evolution to watch as software and outsourced service company. With regard to the people, the most important asset of every company and certainly at VASCO, we can say that our efforts are successful. Our seal academy is gaining momentum training VASCO people, partners, and third parties. This way we expand our global network of VASCO’s 75 specialists, and we are strengthen our ability to take advantage of every business opportunity wherever it may appear. Also we keep investing in the development of our managers and employees in order to be able to let the Company evolve to the next stage in its existence.

Finally, I told you in the past that we need more people to fuel our growth. It is a pleasure to tell you that we are on track with our goal plans in that field. Thank you.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Thank you, Jan. At this time I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Thanks, Ken and welcome to everyone on the call. As noted earlier by Ken, revenues for the second quarter of 2008 were $35.4 million, an increase of $3 million or 9% over the second quarter of 2007. For the first six months, revenues were $64.3 million, an increase of $5.5 million or 9% over the comparable period in 2007.

The increase in revenue for the second quarter and the first six months reflected modest increases from the banking market and significant increases in the enterprise security market. Revenues from the banking market for both the second quarter and first six months of 2008 increased 3% from the same period in 2007. Revenues for the second quarter and first six months of 2008 increased 51% and 49% respectively from the enterprise security market.

It should also be noted that the comparison of revenues was positively impacted by the weaker US dollar in 2008. We estimate that revenues in the second quarter and first six months of 2008 were approximately $2 million and $4 million higher respectively than they would have been had the exchange rates in 2008 been the same as in 2007. In both periods, revenues were approximately 6% higher than they would have been had the exchange rates in 2007 — 2008 been the same as in 2007.

The percentage of revenue coming from enterprise security market has increased substantially in 2008 when compared to 2007. The distribution of our revenue in the second quarter of 2008, between our two primary markets was approximately 83% from banking and 17% from enterprise security. This compares to 88% from banking and 12% from enterprise security in Q2 of 2007.

For the first six months of 2008, 82% of our revenue was from banking and 18% was from enterprise security and compares to 87% from banking and 13% from enterprise security for the first six months of 2007.

Our revenues continue to come predominantly from outside the United States. The geographic distribution of our revenue in the second quarter was approximately 69% from Europe, 5% from the United States, 7% from Asia, and the remaining 19% coming from other countries.

The geographic distribution over revenue for the first six months of 2008 was approximately 68% from Europe, 7% from the US, 9% from Asia, with the remaining 16% from other countries.

Gross profit as a percentage of revenue for the second quarter and first six months of 2008 was approximately 72% and 71% respectively. Both were significantly higher than the 64% and 65% reported for the second quarter and first six months of 2007 respectively.

The increase in gross profit as a percentage of revenue for 2008 compared to 2007 primarily reflects the fact that higher percentage of our revenues are coming from the enterprise security market as previously noted, and the fact that our non-hardware revenues continue to grow as a percentage of total revenue. Our non-hardware revenues were approximately 23% of total revenue for the first six months of 2008 and compares to 14% of total revenue for the fist six months of 2007.

Both of these items are consistent with the business strategy outlined by Ken and Jan. In addition, the strengthening of the Euro compared to the US dollar also contributed to the improvement in our gross margins as a percentage of revenue. We estimate that the strengthening of the Euro increased our gross margin percentage by approximately 1.7 percentage points in the quarter and 1.9 percentage points for the first six months.

Operating expenses for the second quarter of 2008 were $16.4 million, an increase of $5.1 million or 46% from the second quarter of 2007. Operating expenses for the first six months of 2008 were $30.5 million, an increase of $8.7 million or 40% from the same period of 2007.

Operating expenses for the second quarter and first six months of 2008 included $803,000 and $1.5 million respectively related to stock based incentive plans. Stock based incentive plan expenses in the second quarter and first six months of 2007 were $462,000 and $905,000 respectively.

It should be noted that the comparison of operating expenses in 2008 to 2007 was negatively impacted by the weaker US dollar in 2008. We estimate that expenses were $1.7 million or 12% higher for the quarter and $2 million or 11% higher for the first six months than they would have been had the exchange rates in 2008 been the same as in 2007.

For the second quarter operating expenses increased by $2.4 million or 36% in sales and marketing, $890,000 or 43% in research and development, and $2 million or 88% in general and administrative when compared to the second quarter of 2007.

The majority of the increase in sales and marketing area were related to the Company’s increased investment in sales staff and the costs associated with opening the offices in Brazil and Japan. The increase in research and development was primarily attributable to increased compensation expenses. And the increase in general administrative expense, primarily reflected increased compensation expenses, professional fees, travel expenses, recruiting costs, and increases in our provisions for uncollectable accounts.

For the first six months of 2008 operating expenses increased by $4 million or 31% in sales and marketing, $1.7 million or 41% in research and development, and $3.1 million or 67% in general administrative when compared to the same periods in 2007.

With the exception of the increase in our provision for uncollectible accounts, the reasons for the increase in expense for the first six months are generally the same as for the second quarter.

Operating income for the second quarter of 2008 was $9 million, a decrease of $404,000 or 4% from the $9.5 million reported in the second quarter of 2007. For the first six months, operating income was $14.9 million in 2008, a decrease of $1.4 million or 9% from the $16.3 million reported in 2007.

Operating income as a percentage of revenue, or operating margin was 25.5% for the second quarter and 23.1% for the first six months of 2008. In 2007, our operating margins were 29.1% for the quarter and 27.7% for the first six months. The decrease in operating margin is attributable to our planned and previously discussed increase in our investment in our infrastructure that is needed to support future growth.

The Company recorded income tax expense of $1.8 million for the second quarter and $3.3 million for the first six months of 2008. The effective tax rate was 20% for the second quarter and 21% for the first six months of 2008.

For 2007, the Company reported income tax expense of $2.7 million for the second quarter and $4.6 million for the first six months. The effective tax rate reported in 2007 was 28% for both the second quarter and six-month period into June 30th.

The effective tax rates for both 2008 and 2007 reflect our estimate of our four-year tax rate at the end of the second quarter in each year. The reduction in tax rate is primarily attributable to the benefits expected from our new structure related to the Company’s ownership of its intellectual property.

Earnings before interest, taxes, depreciation, amortization, EBITDA or operating cash flow if you will, was $9.9 million in second quarter and $16.9 million for the first six months of 2008. EBITDA was $311,000 or 3% lower in the second quarter and $844,000 or 5% lower than in the first six months of 2007.

The makeup of our workforce as of June 30, 2008 was 270 people worldwide, with 147 in sales, marketing, and customer support positions, 83 in research and development, and 40 in general administrative categories. The average head count for the second quarter of 2008 was 54 persons or 26% higher than the average head count for the second quarter of 2007. The average head count for the first six months of the year 2008 was 55 persons or 28% higher than the average head count for the same period in 2007.

We continue to maintain strong net cash and working capital balances during the second quarter of 2008. As of June 30, 2008, our net cash balance, which is defined as total cash less bank borrowings, was $42.1 million, a decrease of $5 million or 12% from $47.8 million at March 31, 2008 and an increase of $3.2 million or 8% from $38.8 million at December 31, 2007.

As of June 30, 2008, our working capital balance was $66.9 million, an increase of $7.9 million or 13% from $59 million at March 31, 2008 and an increase of $14.4 million or 28% from $52.4 million at December 31, 2007. We had no debt outstandings during the quarter.

During the quarter our day sales outstanding and accounts receivable increased to 83 days as of June 30, 2008 from 67 days at March 31, 2008 and from 76 days at December 31, 2007. The increase in DSO was primarily related to the timing of when sales were made in the quarter. I would now like to turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Thank you, Cliff. Summing up, we are pleased with the progress we saw in the business in Q2. Not only did we report a record level of revenues for a quarter, but we also increased our deferred revenues and saw a strong order flow throughout the quarter. The current order flow reinforces our belief that our growth rates over 2007 will accelerate in the second half of the year.

We are however reducing our revenue guidance for two primary reasons. One is to more fully consider the impact of our business strategies where a larger portion of our business activity relates to recurring software revenue, which may be deferred and recognized in future periods. The second is to reflect a more conservative outlook for the full year, given the uncertainty of the world economies. Therefore, we now project that our full year revenue will grow from 15% to 25% over full year 2007. We expect gross margins to be in the range of 60% to 68% of revenue, and lastly we expect that full year 2008 operating income will be in the range of 20% to 25% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people and the infrastructure necessarily for long-term profitability. It also reflects our evolution to a more software centric company with a focus on recurring revenues and in some cases the recording of deferred revenue over multiple years.

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in the next earnings conference call. At this time I’d like to open the floor to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Our first question is coming from Daniel Ives with FBR. Please go ahead.

Daniel Ives - Friedman, Billings, Ramsey Group, Inc. - Analyst

Hey guys. Sure feels good to say this, but congrats on the quarter. Just a few questions, so first can you even speak to big deals? I mean you don’t give a backlog number, but how should we think about that? Are there specific big deals that are in backlog that going to make — going to be maybe hitting revenue over the next few quarters? Can you just explain about the composition of big deals or is it smaller deals?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Daniel, as the Company grows, we are less reliant on the bigger deals than we have been in the past. It wasn’t that long ago that our top ten customers represented 80% of our total revenue for the year. A couple of years ago, the top ten customers would represent over — just over half. And that percentage continues to go down. Last year as you may recall, for the first time we didn’t have a single 10% customer. So I think what you’re saying is just a general growth in the business without a huge reliance on any particular big deal. Jan, do you have anything you’d like to add to that?

Jan Valcke - VASCO Data Security International Inc. - President, COO

No.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

All right.

Daniel Ives - Friedman, Billings, Ramsey Group, Inc. - Analyst

Okay. Now if I think back the last few quarters and you had a few disappointing quarters (inaudible), now you have a solid quarter, healthy outlook. What’s changed? Because I remember like the last call, right? You said that you see things that we don’t and it’s proven it right, by the strong quarter. What’s happened in the business over the last three months that I’d say maybe changed or firmed up — strong deal flow? Is it one thing? Is it a confluence of things? Is it longer deal signatures and you guys have kind of structured the business around that now? Can you maybe just give us some clarity around that?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Yeah. In the first quarter earnings conference call, Jan and I and Cliff talked about a change in the business from the point of view of authorization or deal approval from the customers’ point of view. It made the sell cycle a little longer, but I think we’re probably through that or getting close to through that. But I don’t see anything unusual with the quarter we just announced. It’s just an indication of the strong, steady growth of our business and I think you can expect that going forward. I think that the third quarter will be very strong because of the strong order inflow and deals or bookings that we did in May and June. You can expect a very strong third quarter.

Daniel Ives - Friedman, Billings, Ramsey Group, Inc. - Analyst

Okay. And then — that’s good to hear. And then just a final question. Since you don’t give the backlog number anymore, just maybe if you could anecdotally talk about it. When we think about backlog going in to let’s say the rest of the year — okay, second half — versus let’s say last year going into the second half — is the visibility that you have on backlog similar, better, than it was a year ago? Just so we could understand that — because you don’t give that backlog number — just for the rest of the year.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

So the question is the backlog any better, any worse, any different than this time last year?

Daniel Ives - Friedman, Billings, Ramsey Group, Inc. - Analyst

Yes.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

I don’t think so. I think that the backlog always consists of deals that come to us with firm purchase orders. They come in every month, they’re typically scheduled for shipments over three or four shipments over the course of 12 months. None of that has changed really.

Daniel Ives - Friedman, Billings, Ramsey Group, Inc. - Analyst

Okay. I’ll just sneak in one last question.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Daniel, could you let somebody else in? That’s your fourth question. I apologize.

Daniel Ives - Friedman, Billings, Ramsey Group, Inc. - Analyst

Tax rate. Tax rate. Mention it. Thanks.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Thanks very much, Dan.

Operator

Thank you. Our next question is coming from Robert Breza with RBC Capital Markets. Please go ahead, sir.

Robert Breza - RBC Capital Markets - Analyst

Hi. Thanks. Thanks for taking for my question. Cliff, maybe one quick question for you. As we look at the enterprise business, you’ve talked in prior conference calls that the enterprise business tends to be higher price points. Can you talk about the enterprise business relative to the bank business as it relates to gross margins? Do you see typically better gross margins on the enterprise side than you do the bank side as the banks tend to purchase more in volumes? Any color there would be helpful. Thanks.

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Well, as you recall, Rob, the enterprise security markets are probably 20 basis points better in terms of gross margins than the banking business. We do offer price discounts for large volumes. Those large volumes generally do come through the banks, so we have a very wide range of margins when we look at the banking business. But the enterprise security business on the other hand is generally smaller quantities. So we generally see operating or gross margins on enterprise security 85% and higher. Whereas the banking business on very large deals may be in the mid-50s, smaller deals than the banks may be in the mid-60s in terms of gross margins.

Robert Breza - RBC Capital Markets - Analyst

Great. That’s helpful. I’ll jump back in the queue.

Operator

Thank you. Our next question is coming from Jonathan Ruykhaver with ThinkPanmure. Please go ahead.

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

Hey guys.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Hi Jonathan.

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

Hey, given the strength you see about gross and operating margins, what is there in the business mix that causes you to guide below those levels that you reported in 2Q? Is it just the assumption around business activity in the retail banking side?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Well, it’s I think — in the press release and then in my comments, we’re cognizant that the world economy is difficult and it’s probably less predictable than it’s been for quite some time. So I’d say our actions in reducing our top line guidance is just an intelligent move towards more — a more conservative look.

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

I’m referring more to the profitability on operating margin.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Sorry. Cliff?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Yeah. When it comes to the gross and operating margins, Jonathan, we’re still seeing in our order flow large orders coming through and overall revenue volume, since it’s picking up in the second half, is likely to come from some of those larger type deals. So what we’re reflecting in both gross margins and operating margins is A, the potential that the revenue mix in future quarters will be more heavily weighted back toward banks —

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

Right. Okay.

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

— and when it comes to operating margins, we’re continuing to invest heavily in people and infrastructure to support the future growth and therefore there too you might see a decline in operating margins as that investment continues.

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

Right. Okay. And then just final question. In the corporate access market, can you comment on where the strength is coming from? And how are you winning? Is it price or is there some product differentiation that might be helping in competitive situations?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Jan, would you address that question?

Jan Valcke - VASCO Data Security International Inc. - President, COO

Yeah. This is certainly that our strategy that is working very well — let’s repeat our strategy where we are doing large deployments toward banks. And then marketing wise, we are saying to the banks those Digipasses that you have in your pocket, that you’re using to secure the transaction of your banks, well, they’re coming from VASCO and secondly, VASCO is doing more than just Digipass. So that is the message that we are putting all the time in the market and that means that we are increasing substantially over enterprise security sales.

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

Okay. So the strategy is basically the same as the strategy you used going in — going down to the bank and retail market.

Jan Valcke - VASCO Data Security International Inc. - President, COO

Oh yeah. Yes. More efficient, but the big difference there is also is and that has also to do with the visibility like on backlogs and so on is that we were running against the limits with the number of people (inaudible). I mean we did a very good job by increasing our head count and that will also profit to the Company in the future.

Jonathan Ruykhaver - ThinkPanmure LLC - Analyst

Okay. Thanks.

Operator

Thank you. Our next question is coming from Katherine Egbert with Jefferies. Please go ahead.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Hi Katherine.

Operator

Katherine, your line is live. I’ll take the next question, thank you. The next question is from Brian Freed with Morgan Keegan. Please go ahead.

Brian Freed - Morgan Keegan - Analyst

Hi guys. Thanks for taking my call. A couple of quick questions. First on currency, you indicated that currency had a 6% positive impact on revenue, but a 12% negative impact on OpEx. Given that the Euro moved about 14% versus the dollar year-over-year, I’m just trying to figure out why it wasn’t a similar impact of revenue as it was to operating expenses. Could you bridge that for me?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

There’s no easy answer to it, Brian, but the net of it is that when we do a sale even in Europe, we have the ability to do it in various currencies. So some are in Euros, some are in Swiss francs, some are in British pounds. Whereas our operating expenses it’s more of a consistent base. The majority of our operating expenses are paid in the currencies of the country in which we operate and today our heaviest investment is still in the Euro areas. So you’ll get a different mix in terms of impact on percentages because the mix of revenues and the denomination of those revenues is different than the mix of our OpEx and the denomination or what we pay those operating expenses in.

Brian Freed - Morgan Keegan - Analyst

Okay. And secondly, your tax rate was lower this year. You talked about it briefly. But can you address what your whole year tax rate’s going to be and if you see that as a sustainable level long-term?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Well, under US GAAP, we’re required each quarter to assess and estimate what our full-year tax rate will be. So the 21% that you see for the year-to-date second quarter is in fact our estimate of our full-year tax rate at this time. Now that tax rate will have sensitivities to the mix of our business, where the net profits results. As you know, we have operating losses in the United States, and to the extent that the US continues to operate at a loss, that will have a negative effect on our tax rate because we’re not able to tax benefit losses in the US.

Contrary, on the other side of the coin, the higher our revenues, the higher our profits. If those increases are in European region with our new intellectual property ownership strategy, it is likely that those will have beneficial impacts on our tax rate, i.e. that the tax rate will be lower because those earnings would be taxed at a lower rate. So we had that continuing mix under US GAAP. We always have to do our best estimate of our full-year results and the tax rate that comes from that is what you see in the quarterly reporting.

Brian Freed - Morgan Keegan - Analyst

So that would imply we should be modeling at 21% tax rate for the remainder of the year.

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

That’s our current best estimate of what the tax rate will be. As you saw last year, we did have an adjustment in the fourth quarter because the final mix of our results wasn’t what we had expected, and it did result in a slight increase in the tax rate in Q4. We’ll continue to monitor and update that rate every quarter, but it has the possibility to go both directions depending upon where our earnings are realized.

Brian Freed - Morgan Keegan - Analyst

Okay. And then my final question, could you quantify to some respect the level of carry over from the large deals that fell into July? Or continued into July?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Actually we can’t. We decided we would not identify the amount or the number of deals. The only thing that I’m really comfortable with saying is that we had very strong bookings in the mid and later part of the quarter and that a large amount of that is going to be reflected in July and certainly the third quarter. And we expect (changed by company after the call) the third quarter to be very strong.

Brian Freed - Morgan Keegan - Analyst

And so if I could slip one more in just related to that. Typically you see some seasonality in Europe due to vacations, et cetera. Should we assume better than normal seasonality for the September quarter in that case?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Well, seasonality will continual to play a factor, Brian. But there’s really two issues here. One is the current order flow that we have that will contribute to the quarter’s result. That will be somewhat muted by new orders that may come in, in the third quarter, and those effects will still be there. So the real question is what will the net result will be for the third quarter we can’t say today. We’re off to a great start because of the volume orders that came in at the end of the second quarter that will be in the third quarter, but the third quarter’s orders will be affected by our normal seasonality.

Brian Freed - Morgan Keegan - Analyst

All right. Thanks.

Operator

Thank you. Our next question is coming from Nick Andrews with Lazard Capital Markets. Please go ahead.

Nick Andrews - Lazard Capital Markets - Analyst

Good morning, guys. Congratulations on a good quarter.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Thanks, Nick.

Nick Andrews - Lazard Capital Markets - Analyst

Hey, can you guys just maybe quantify a little bit about the new bookings in the quarter versus — sort on a year-over-year basis? It was — is it up on a year-over-year basis versus Q2 last year or do you see a lot of revenue sort of flow into the quarter from pre-existing customers?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Jan, would you answer that question?

Jan Valcke - VASCO Data Security International Inc. - President, COO

Yes. Yeah. The bookings were up significantly, but we need to — let’s say the ultimate take is quite strong like Cliff and Ken mentioned already and it continues to be very good. At the other hand, I will also repeat here the message of Ken saying that some of those orders can be put in deferred revenue for several reasons. And that’s a part of our business model that we are putting in place. (Inaudible) that I was to strengthen here in fact is — we didn’t mention it maybe too much today is but we cannot ignore that we are increasing a lot of our software sales or let’s say our normal hardware business. And that is extremely important for the Company and that reflects directly to our gross margin. So the signs are in fact on all levels very good.

Nick Andrews - Lazard Capital Markets - Analyst

Okay. Great. Just — sort of a follow-up on. I — it sounded like you guys said that the — what you’re seeing in backlog for the third quarter here is directionally up from what you had in 2Q of this previous quarter. Is that correct?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Nick, I don’t think we’re going to comment on backlog or quantification of those kinds of things. And it does seem to be a recurring question from the group today. So we’re not going to comment on quarter-over-quarter changes in backlog or those kinds of things. I think if you look at our full-year guidance, which is still for very strong revenue of 15% to 25% and you compare it to the fact that our year-to-date is only 9%, that implies that we do expect that the impact of the stronger order flow that we’ve been talking about, the impact of our increase penetration in the enterprise security markets will in fact accelerate in the second half of this year.

Nick Andrews - Lazard Capital Markets - Analyst

Okay. So I guess just a quick follow-up. Should we see some seasonality, the same seasonality from the third quarter to the fourth quarter then as we have seen in the past where with revenue growth heading into fourth quarter? Is that what you guys are planning for? Is that what the expectations are?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Well, based upon history, I guess we can expect that the fourth quarter will be a strong quarter. It always typically has been. We’ve had some anomalies one way or the other in some years, but yes. We expect the fourth quarter to be strong.

Nick Andrews - Lazard Capital Markets - Analyst

Okay. Great. Thanks, guys.

Operator

Thank you. Our next question is coming from Sean Jackson with Avondale Partners. Please go ahead.

Sean Jackson - Avondale Partners - Analyst

Can you guys hear me okay?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Yes, Sean. We can.

Sean Jackson - Avondale Partners - Analyst

I want to again talk about the booking strength in May and June. What do you attribute that to? Is it something that — deals that you’ve been working on for awhile just became closed? Or was there a change in the market dynamics that prompted companies to make decisions?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Well, in the first quarter earnings call, we talked about being very optimistic about the rest of the year. And we had a very strong forecast that was maturing and I think it’s just a realization of that strong forecast that we saw 90 days ago that’s happening.

Sean Jackson - Avondale Partners - Analyst

Okay. Is it fair to say that those strong bookings are leaning more toward the banking segment than the enterprise segment?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Yes. I think that’s true. Yes.

Sean Jackson - Avondale Partners - Analyst

Okay. And one of the metrics that I might have missed on the prepared remarks was the non-hardware contribution. I think you said 23% for the six-month period. What was it for the second quarter?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

We didn’t have that in the prepared remarks, but the first quarter I think we announced at 20%, the second quarter was 25% of revenue, the average over — or the total for the six months was 23%.

Sean Jackson - Avondale Partners - Analyst

Okay. Great. Do you have the number of what it was in the second quarter of ‘07 by any chance?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

14%.

Sean Jackson - Avondale Partners - Analyst

All right. Thank you.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

You’re welcome.

Operator

Thank you. Our next question is coming from Ed Ching with [Brailey]. Please go ahead.

Ed Ching - Brailey - Analyst

Good morning, guys.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Hi, Ed.

Ed Ching - Brailey - Analyst

You guys talked about online gaming. I know recently you signed basically the market leader in the MMORPG world as a customer for authenticating and securing avatars. Can you give us a little color on what you think this market opportunity is going to be? How do you see these rollouts going with this customer? And are you talking to any other providers of online gaming right now?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Jan, would you address that please?

Jan Valcke - VASCO Data Security International Inc. - President, COO

Yeah. I will start with your last question. It’s of course yes. We are the market leader in authentication and it’s normal that we are talking with a lot of application solution providers, one being the e-gaming and its normal that we are talking with the whole market about it. It’s — it is the market of virtual life. It’s extremely fast growing, this virtual life stuff I should say. It’s — we expect that it’s — it won’t be a — for us a very growing business today and that I think you can find in the Internet. There are already millions and millions of users. As you know, Blizzard and (inaudible) owns that is one of our customers. And I think their game is the Warcraft and they’re sort of specialists in that. But I think you cannot only see it in the US, you need to see it on the worldwide level that is happening. So yes, we expect that will be a extremely important market for VASCO in the future.

Ed Ching - Brailey - Analyst

Jan, can you tell me what the market opportunity is and give me a number or what do you guys think it could be?

Jan Valcke - VASCO Data Security International Inc. - President, COO

I can only give you a number out of my head of the total number of users and it’s tens of millions. That does not mean I will say pay attention. It does not mean that all the users will need even — will have a need of having strong authentication. But that is a number and that number is increasing every day. It is only when a user is coming in a — I should say in a phase where his kidnapping of his life — his ransom could — sum that will be high or where money is involved, that really we see the need for today — that we see the need for strong authentication. But I cannot give you those numbers of how much at the present stage it is.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

I’d like to add one more thing. The fact that this customer, Blizzard, decided to acquire from VASCO, a custom designed product with a logo and with a custom design face on a physical token, demonstrates what I’ve been talking about for some time, although soft tokens have a place in what we do and what we sell. In any of the large banks, and now you’re seeing the Internet based companies, like the fact that they have a physical token that they can brand as a part of their service to always remind their customers of the safe attitude, the secure attitude they have towards protecting the identity and assets of their customers.

Ed Ching - Brailey- Analyst

Okay. Great. And I think last quarter — or fourth quarter you guys had three deals that were delayed. Are those all closed now? Those three large deals? Or are they — some of them still open?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Well, Ed we won’t comment again on specifics of those deals. I think when we said that they were delayed in 2007 we said that they would ship throughout 2008. So we can’t quantify that specific amount for you. Some of those items have shipped. I think probably some are still open to ship.

Ed Ching - Brailey - Analyst

Okay. Great. Thanks, guys.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Thank you, Ed.

Operator

Thank you. Our next question is coming from Andrew Abrams with Avian Securities. Please go ahead.

Andrew Abrams - Avian Securities - Analyst

Just a characterization if you could. First on the software side, how much impact does the software part have on your lowering your revenue guidance for the full year? Since we’re spreading out some of that as opposed to making an actual physical one-time sale, does that show up in that reduction? And second, if you could characterize your US business, just an attitudinal side from the banks and the enterprise side?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Well, Andrew, let me talk about the first one — the first part of your question, and then Ken and Jan can talk about the second part, the US business. But the fact that the accounting rules are fairly precise, when it comes to revenue recognition, especially for multiple element deals, the fact that we are bundling software and presenting it to our customers on a number of different basis, plays a significant role in the reduction of the guidance. When you look at this quarter, for example, we reported an overall increase in sales of 9% compared to 2007, but at the same time, our deferred revenues increased over $1 million, approximately $1.5 million, reflecting the fact that we had actual transactions that had we sold them on a basis similar to what we had in the past, that would have been reflected in — or some portion of that $1.5 million would have been reflected in current revenues.

Andrew Abrams - Avian Securities - Analyst

Um-hmm.

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

So as we do go forward, as we continue our strategy of delivering these multiple elements, all under one contract, one umbrella, we have to pay very close attention to the accounting rules when it is a bundled transaction and there are post contract support issues. Maintenance support that are bundled in that, we cannot recognize any portion of that transaction up front in the revenue. We have to defer the entire transaction, the token, the software, the maintenance and support, and recognize it over the life of that post contract support issue. So if it’s a one-year maintenance, we recognize it ratably over the 12 months. If it’s a three-year deal, we recognize it ratably over the 36 months. So part of the reflection in our guidance is understanding those better, especially as it relates to our evolving strategies on the software side. And it is a factor, albeit we cannot quantify it specifically for you.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Jan, would you address the second question? Our progress in the United States?

Jan Valcke - VASCO Data Security International Inc. - President, COO

All right. Thank you. The progress in the United States is mainly in what is called application solution security and in enterprise security. Application security like online gaming, enterprise security or remote access and network security. We were progressing there extremely fast in the market and we are also hiring or we have already hired and we are putting — integrating more and more people in our Boston team.

The second thing I would like to highlight in the US is that we see that we — as market leader that we are getting more and more recognized also as market leader. And that the software vendors, the — all vendors in general are recognizing (inaudible) VASCO as the leader in authentication and they want to do business. Business that maybe will not be reflected right away in sales, but that will bring out in the next quarters, months, years, in fact new bundled products to the market. That is a very successful program that our US people are doing today. If it comes to the banking, I need to say that (inaudible) banking in the US is business as usual and that retail banking is nowhere.

Will it come one day retail bank in US? I cannot imagine that the US will still behind the rest of the world if even you see that in Asian markets, even like China and things like that, that they are so fast growing in those new banking applications. But if you ask me today at the end of June 2008, I need to report that retail banking business is quite slow in the US.

Andrew Abrams - Avian Securities - Analyst

Great. Thank you.

Operator

Thank you. Our next question is coming from Fred Ziegel of Soleil Securities. Please go ahead.

Fred Ziegel - Soleil Securities - Analyst

Hi everybody.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Hi, Fred.

Fred Ziegel - Soleil Securities - Analyst

When you started the year, the plan was 100 person head count addition. I think we’re up 30 through the first half. Is 100 still the number or with the somewhat modified revenue growth are the head count plans modified as well?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

I think Fred, the answer is 100 would be the target. We’ve not slowed down our hiring plans at all. As we mentioned in the first quarter call, we’ve hired dedicated resources to do recruiting. The issue is with turnover, market conditions being what they are, it is unlikely that we’ll achieve a net addition of 100. It will be below that for the full year, but that — that’s still the goal and we haven’t backed off from a business point of view, looking to hire those people.

Fred Ziegel - Soleil Securities - Analyst

Okay. You’ve always — you sold authentication solutions as a combination of tokens, software, and maintenance, and we’re still doing that, but what is changing in terms of the composition of the deal such that a lot of it now needs to be ratably recognized as opposed to upfront?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Under the accounting literature, Fred, there is term VSOE. We have to have vendor specific objective evidence as to the value of any of the items that have not yet been delivered so that we can separate the delivered items and recognize those as revenue and defer only the undelivered element based on that VSOE.

Historically what we’ve done in most of our contracts is identify fairly specifically here is the cost of the tokens, here is the cost of the host system software, here is the maintenance and support, and when you renew maintenance and support, here’s how you’re going to renew it. So over the history of the Company, we’ve been able to demonstrate what the value of the maintenance is because we’ve been able to go back to those renewals and say here is exactly what the customers have paid for maintenance on stand alone basis. So that’s created the objective evidence.

As we go forward into our new models, some of the structures are per user per year kind of basis, and that charge includes maintenance and support. Under accounting literature, if you have the license and the maintenance for the same terms, you’re never able to demonstrate VSOE because the customer is always paying one fee and getting both products.

Fred Ziegel - Soleil Securities - Analyst

Right.

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

So you don’t have the ability to break out or demonstrate VSOE because he never pays for those undelivered elements on a stand-alone basis.

Fred Ziegel - Soleil Securities - Analyst

I got it. Okay.

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Okay.

Fred Ziegel - Soleil Securities - Analyst

And is that happening — are those kinds of deals more on the bank side or the enterprise side?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

I think we see them on both sides, because our — again our strategy is to give our customers the most flexibility in designing their systems the way they need it for their customers. So as you know, we’ve got over 50 different types of products we can put in the hands of the consumers and that allows, with our host system software, VACMAN controller, to use any of those different models simultaneously so they can make decisions on person who doesn’t need a lot of security for one model all the way up to somebody that needs a lot of security and they use a different model. So we’re still customer-driven and the decision on how we build it, how they use it, is still in large part driven by what they need. So I can’t say it is just us, but it’s a combination of both sides that will drive that.

Fred Ziegel - Soleil Securities - Analyst

Okay. Last question. On the gaming side in Blizzard specifically the last time I looked, which is I guess a couple of days ago, they are and have been sold out for a while. Where do you guys stand in terms of shipments to them?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

We — as you indicate, they did sell to their end customers the original order and an additional order has been placed on VASCO to manufacture more.

Fred Ziegel - Soleil Securities - Analyst

Okay. So work in process, huh?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Yes.

Fred Ziegel - Soleil Securities - Analyst

Okay. Thanks, guys.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

Sure. Operator, we have time for one more call. Or one more question I should say.

Operator

Not a problem, sir. Our last question is coming from Scott Zeller of Needham and Company. Please go ahead.

Scott Zeller - Needham and Company - Analyst

Thanks. Regarding the increase in DSO, it seems to point to back in loaded linearity, but with the commentary about improved visibility, could you just help us understand these two forces?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Your interpretation is correct and it’s consistent with my comment that a large percentage of the sales happen in the last month of the quarter. Overall in terms of linearity, we have good visibility, but that doesn’t necessarily mean that the customers are wanting the products on an equal basis throughout the quarter. So while we see what the orders are, we know when the customer wants the delivery, our just in time philosophy requires us really to deliver it when the customer wants it. So I don’t think the two necessarily go together. When we have the visibility, we know that generally we’re going to have many of the shipments in the last month of the quarter and when you look at the variability in our DSO, 83 days in this particular quarter, 67 days in the prior quarter, that itself is more a reflection of how the transactions did occur during that specific quarter.

Scott Zeller - Needham and Company - Analyst

Okay. And can you tell us the size of the largest deal in the quarter?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

We cannot tell you that. We can tell you that the quarter had two customers that were more than 10% of our revenues. On a year to date basis, we still have no customers that are more than 10%.

Scott Zeller - Needham and Company - Analyst

I’m sorry. Can you repeat that again?

Cliff Bown - VASCO Data Security International Inc. - EVP, CFO

Yeah. On a year to date June 30, 2008 basis, we have no single customer that represented 10% of our revenues. For the quarter however, we had two customers that were 10% of our revenues or more. And consistent with our prior discussions, our business is a little bit lumpy. We do ship to the customers when the customers require it based on their rollout structures, so in this particular quarter we had two customers that had heavy rollout schedules.

Scott Zeller - Needham and Company - Analyst

Thank you very much.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, CEO

All right. In conclusion, hopefully you’ve gotten the message that management expects a strong third quarter and a strong last six months of the year. We will assess where we are at the end of the third quarter and assess the position of our guidance at that time.

At this time, I want to thank everybody for participating in the call. And as always, I want to thank VASCO people around the world for their hard efforts in their execution. And everybody have a good afternoon.

Operator

Thank you. This does conclude today’s conference call. You may now disconnect.